Exhibit 3.157

RESTATED CERTIFICATE OF INCORPORATION OF
YOUNG & FRANKLIN INC.
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Under Section 807 of the New York Business Corporation Law
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FIRST: The name of the corporation is Young & Franklin Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State of New York on January 7, 1921 under the original name of “Young & Franklin Tool Works Inc.”

THIRD: The Certificate of Incorporation, as amended to date, is hereby restated without any further amendments or changes as follows:

1.	The name of the corporation is: YOUNG & FRANKLIN INC. (the Corporation).

2.
The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.	The office of the Corporation is to be located in the Village of Liverpool, County of Onondaga, State of New York.

4.	The aggregate number of shares which the Corporation shall have authority to issue is 1,000 common shares without par value.

5.
The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The name and address of the registered agent of the Corporation to which the Secretary of State shall mail a copy of any process against the Corporation served upon him or her is: CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

6.
The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “by-laws”), provided that any by-law adopted or amended by the Board of Directors may be amended or repealed by the shareholders.

7.
Any action to be taken by the shareholders by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

8.
No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided by the Business Corporation Law of New York.

FOURTH: The foregoing Restated Certificate of Incorporation was authorized by the board of directors by unanimous written consent on November 7, 2016.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer on November 7, 2016.

YOUNG & FRANKLIN INC.

By:     /s/ Halle Terrion
Name:    Halle Terrion
Title:    Secretary